Exhibit 99.1

SECURITY FEDERAL CORPORATION CLOSES
$6.1 MILLION OFFERING OF CONVERTIBLE SENIOR DEBENTURES

Aiken, South Carolina (December 4, 2009) - Security Federal Corporation (“Company”) (OTCBB:SFDL.OB), the holding company of Security Federal Bank (“Bank”), today announced the closing of its offering of $6.1 million aggregate principal amount of Convertible Senior Debentures due 2029 in an offering registered under the Securities Act of 1933 as amended (the “Securities Act”).

The debentures will pay interest semiannually at a rate of 8.0% per annum. The debentures are convertible into the Company’s common stock at any time prior to maturity, unless previously redeemed. The debentures are convertible into the Company’s common stock at a conversion rate of 50 shares of common stock for each $1,000 principal amount of debentures (equivalent to a conversion price of $20.00 per share), subject to adjustment in certain events, unless previously redeemed.

        The Company estimates that the net proceeds from the offering will be approximately $6.0 million, after deducting estimated expenses.  The Company intends to use the net proceeds to repay all or a portion of a line of credit with another financial institution. The remaining net proceeds will be available for use by the Company for general corporate purposes to promote its business strategy including, without limitation, possible future expansion or acquisitions as well as investments in or extensions of credit to the Bank and other existing or future subsidiaries of the Company.  Net proceeds may temporarily be invested by the Company in short-term securities or deposited in interest-bearing accounts with the Bank or third parties.

Security Federal Bank has 13 full service branch locations in Aiken, Clearwater, Graniteville, Langley, Lexington, North Augusta, Wagener, Columbia and West Columbia, South Carolina and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc.

For additional information contact Roy Lindburg, Chief Financial Officer, at (803) 641-3070

Forward-looking statements:

Certain matters discussed in this press release relating to our convertible note financing, our expected use of proceeds from the proposed financing and our business strategy are ‘forward-looking statements’ for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions. Factors that could affect actual results include the risk that we are unable to successfully execute our business strategy, as well as other factors contained in the Item 1A. “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended March 31, 2009.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements.  The Company undertakes no responsibility to update or revise any forward-looking statement.